W&T Offshore Announces Second Quarter 2018 Operational and Financial Results and Third Quarter 2018 Guidance

HOUSTON, Aug. 1, 2018 /PRNewswire/ -- W&T Offshore, Inc. (NYSE: WTI) today reported its second quarter 2018 operational and financial results and third quarter and full year 2018 production and expense guidance. Some of the key highlights for the second quarter included:

  Mid-Year 2018 SEC proved reserves were 78.0 million Boe, up 5% from year-end 2017 SEC proved reserves, primarily due to upward revisions of previous estimates of 12.7 million Boe. The increase in proved reserves was more than sufficient to replace production and a conveyance of proved undeveloped reserves.
  The present value of our reported SEC proved reserves, discounted at 10% ("PV-10"), was $1.3 billion, a 30% increase from year-end 2017, primarily due to upward revisions of previous estimates and higher average prices.
  Production for the second quarter of 2018 averaged 37,571 barrels of oil equivalent ("Boe") per day (or 3.4 million Boe for the quarter), 60.1% of which was oil and natural gas liquids ("NGLs"). Production was impacted by well maintenance, weather, pipeline outages and platform maintenance that collectively resulted in deferred production of approximately 4,600 Boe per day. Our second quarter production was 2.7% higher than first quarter of 2018.
  Revenues for the second quarter of 2018 were $149.6 million, up $26.3 million, or 21.3% compared to the second quarter of 2017. Oil and NGLs sales made up 83.8% of revenues, compared to 75.1% in the second quarter of 2017. Our realized crude oil price was $67.09 per barrel, up 50.6% from second quarter 2017.
  Operating income for the second quarter of 2018 was $48.5 million, an increase of 47.4% or $15.6 million, over the second quarter of 2017.
  Net income for the second quarter of 2018 was $36.1 million, or $0.25 per share compared to net income of $33.3 million, or $0.23 per share in the second quarter of 2017. Net income for the second quarter of 2018 included $0.1 million of income tax expense, whereas net income for the second quarter of 2017 included an income tax benefit of $9.0 million. Excluding special items, adjusted net income for the second quarter of 2018 was $41.9 million and earnings were $0.29 per share.
  Cash flow from operating activities for the first six months of 2018 was $115.2 million, increasing over 75% from the first six months of 2017. Adjusted EBITDA for the second quarter of 2018 was $93.3 million, up $20.7 million, or 28.5% compared to the second quarter of 2017. Our Adjusted EBITDA margin was 62% for the second quarter of 2018, up from 59% in second quarter of 2017. For the first six months of 2018 our Adjusted EBITDA was $170.5 million, up $32.1 million or 23.2% over the same period in 2017. (See definitions and reconciliations of non-GAAP measures to GAAP measures at the end of this news release.)
  Closed on the previously announced joint venture drilling program with private investors ("the JV Drilling Program"), in June 2018 through Monza Energy LLC. In total, the JV Drilling Program raised $361.4 million of equity from outside investors and W&T for the development of 14 pre-identified projects in the GOM, four of which are underway, or on production.
  Acquired a 9.375% non-operated working interest in the Heidelberg Field, as previously announced.

Tracy W. Krohn, W&T Offshore's Chairman and Chief Executive Officer, stated, "We had an excellent second quarter, with a high level of cash flow generation and continued drilling success. During the quarter our production volumes, which came in at the mid-range of our guidance, benefited from a 39.5% increase in our realized sales price, while our lease operating costs were significantly lower than anticipated, driving a 47.4% increase in operating income compared to the same period last year.

"Our Mahogany and Virgo Fields continue to add substantial value with additional successful wells in both fields this year. Earlier in the year we completed and began producing the A-17 well at Mahogany and just recently completed and brought on line the A-5 sidetrack well that tested at about 2,700 Boe per day gross. At our Virgo Field we completed and brought on line the A-10 ST well and are currently drilling the A-12 well. At our Ewing Bank 910 field, we are currently drilling the ST320 A-2 well and expect to reach total depth this quarter and if successful, commence completion operations shortly thereafter. Each of these fields has existing infrastructure that allow for quick cash flow generation, which substantially shortens our payback and accordingly increases our rates of return.

"Funding for the JV Drilling Program was closed in June which raised $361.4 million from outside investors and W&T, which is expected to cover the cost to drill and complete 14 identified projects. The program is off to an excellent start with three successful wells drilled so far and two wells currently underway. The JV Drilling Program is helping us maximize our liquidity, while increasing our cash flow. Our capital expenditures for the first six months of 2018 were $31.8 million and our Adjusted EBITDA was $170.5 million. The JV Drilling Program was a key aspect of our strategy to increase our free cash flow, strengthen our balance sheet and put ourselves in an excellent position to manage our debt obligations as well as end the year with a much improved financial position," concluded Mr. Krohn.

Production, Prices and Revenues: Production for the second quarter of 2018 was 3.4 million Boe, compared to the second quarter 2017 of 3.9 million Boe. Second quarter 2018 production was comprised of 1.7 million barrels of oil, 0.3 million barrels of NGLs and 8.2 billion cubic feet ("Bcf") of natural gas. Oil and NGLs production comprised 60.1% of total production in the second quarter of 2018 compared to 58.0% of total production in the second quarter of 2017.

Production for the second quarter of 2018 was below the 2017 level partially due to natural production decline, as well as, well maintenance, weather, pipeline outages, and platform maintenance that collectively resulted in deferred production of approximately 4,600 Boe per day, compared to 3,400 Boe per day in the second quarter of 2017.

For the second quarter of 2018, production increases came from our newly acquired 9.375% non-operated working interest in the Heidelberg field, our Ship Shoal 300 field (with the completion of the SS300 B-5ST in November 2017), our Mahogany field and our Virgo field. These gains were offset by production decreases primarily due to natural production declines and production deferrals discussed above.

For the second quarter of 2018, our realized crude oil sales price was $67.09 per barrel (a 50.6% increase over the second quarter of 2017), our realized NGL sales price was $27.61 per barrel and our realized natural gas sales price was $2.81 per Mcf. Our combined average realized sales price was $43.38 per Boe, which represents a 39.5% increase over the $31.10 per Boe sales price that we realized in the second quarter of 2017.

Revenues for the second quarter of 2018 increased 21.3% to $149.6 million compared to $123.3 million in the second quarter of 2017. The increase was due to a 39.5% increase in our realized commodity sales price per Boe, partially offset by a 12.8% decrease in production volumes. We sold 37,571 Boe per day at an average realized sales price of $43.38 per Boe compared to 43,084 Boe per day at an average realized sales price of $31.10 per Boe in the second quarter of 2017.

Lease Operating Expenses: Lease operating expense ("LOE"), which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance, was $35.6 million in the second quarter of 2018 compared to $31.5 million in the second quarter of 2017. On a component basis, base lease operating expenses were $29.9 million, insurance premiums were $2.8 million, workovers were $1.6 million and facilities maintenance was $1.3 million. Base LOE was up $3.1 million from the second quarter of 2017, primarily due to the addition of the Heidelberg field, lower production handling fees at one of our properties and an increase in cost at some of our non-operated properties. Facilities maintenance increased $0.7 million primarily for pipeline and compressor repairs. Insurance premiums were up $0.5 million due to better coverage on our energy package while workover expenses decreased $0.2 million.

Depreciation, depletion, amortization and accretion ("DD&A"): DD&A, including accretion for asset retirement obligations ("ARO"), was $11.63 per Boe for the second quarter of 2018 compared to $10.29 per Boe for the second quarter of 2017. On a nominal basis, DD&A was $39.8 million for the second quarter of 2018, which was down from $40.4 million in the second quarter of 2017 due to lower production volumes.

General and Administrative Expenses ("G&A"): G&A was $14.2 million for the second quarter of 2018, decreasing 13.7% compared to $16.5 million in the second quarter of 2017. The decrease was primarily due to declines in share-based compensation and legal costs.

Derivative (gain) loss: In the second quarter of 2018 we recorded a loss of $6.2 million on our outstanding crude oil commodity derivative contracts, $5.1 million of which was unrealized. This compared to a gain of $3.7 million in the second quarter of 2017 on the then outstanding crude oil derivative contracts that expired at the end of 2017. Approximately $2.2 million of that gain was unrealized at the end of the second quarter of 2017. A list of our currently outstanding derivative positions may be found on our website at www.wtoffshore.com in the investor relations section under "other reports" tab.

Interest expense: Interest expense was $12.1 million in the second quarter of 2018, compared to $11.4 million in the second quarter of 2017. The increase represents an interest accrual on a potential settlement of a royalty claim.

Income Tax: We recorded income tax expense of $0.1 million in the second quarter of 2018 on pre-tax income of $36.2 million, compared to an income tax benefit of $9.0 million on pre-tax income of $24.3 million in the second quarter of 2017. Our current full-year forecast for 2018 has a net operating loss for tax purposes; therefore, no current tax expense was recorded and any deferred tax expense was offset dollar for dollar with the valuation allowance. Minor adjustments were recorded to tax expense for an uncertain tax position.

The balance sheet at June 30, 2018, reflects current income tax receivables of $65.2 million, which relates to our net operating loss claims for plug and abandonment work that qualifies as a specified liability loss for tax purposes, allowing for net operating losses to be carried back to prior years.

Net Income & Earnings Per Share: We reported net income for the second quarter of 2018 of $36.1 million, or $0.25 per common share. Excluding special items, our adjusted net income was $41.9 million, or $0.29 per share. For the second quarter of 2017, we reported net income of $33.3 million, or $0.23 per common share; excluding special items, adjusted net income for the second quarter of 2017 was $31.1 million, or $0.22 per share. (See the "Reconciliation of Net Income to Net Income Excluding Special Items" and related earnings per share, excluding special items in the table under "Non-GAAP Information" at the end of this news release for a description of the special items.)

Cash Flow and Adjusted EBITDA: Net cash provided by operating activities for the six months ended June 30, 2018, was $115.2 million compared to $65.6 million for the six months ended June 30, 2017. The increase is primarily due to higher realized prices for crude oil and NGLs and lower spending on plug and abandonment activities.

Cash flows from operating activities before changes in working capital were $150.4 million in the first half of 2018, compared to $129.2 million for the same period in 2017 due to substantially better operating results.

Adjusted EBITDA for the second quarter of 2018 was $93.3 million and our Adjusted EBITDA margin was 62% compared to Adjusted EBITDA of $72.6 million and an Adjusted EBITDA margin of 59% for the second quarter of 2017. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are defined in the "Non-GAAP Information" section at the end of this news release.

Liquidity: At June 30, 2018, our total liquidity was $269.7 million, consisting of an unrestricted cash balance of $129.4 million and $140.3 million of availability under our $150 million revolving bank credit facility. By July 30, 2018, our cash balance had grown to $190.8 million and our total liquidity was $331.1 million.

Capital Expenditures: Our capital expenditures for oil and gas properties on an accrual basis for the first six months of 2018 were $31.8 million, compared to $43.8 million for the 2017 period. The 2018 period reflects a net reimbursement from Monza Energy LLC of $21.1 million for wells drilled or being drilled and that were contributed by W&T to Monza. During the six months ended June 30, 2018, we completed the A-17 well at Mahogany, which began producing during March 2018, and we completed the Viosca Knoll 823 ("Virgo") A-10 ST well, which began production during April 2018. The Virgo A-10 ST well is in the JV Drilling Program. At June 30, 2018 there were three wells being drilled including the A-5 ST at Mahogany, the A-12 well at Virgo and the ST 320 A-2 well at our Ewing Bank 910 field. Each of the wells in progress at the end of the quarter is part of the JV Drilling Program. During the six months ended June 30, 2017, we completed three wells. We did not have any dry holes in either period.

Mid-Year 2018 Proved Reserves: SEC proved reserves as of June 30, 2018 totaled 78.0 million Boe, an increase of 5% from year-end 2017 proved reserves. The mid-year 2018 reserves, which were 80% proved developed and proved developed non-producing, were 58% liquids. The present value of our SEC proved reserves, discounted at 10% ("PV-10"), was $1.3 billion, a 30% increase from year-end 2017, primarily due to upward revisions of previous estimates and higher average prices. The SEC PV-10 is based on an average crude oil price of $57.67 per barrel and average natural gas price of $2.92 per Mcf, both before adjustment for quality, transportation fees, energy content, and regional price differentials.

OPERATIONS UPDATE

We are currently operating or participating in three active drilling programs in the Gulf of Mexico, as described below.

Ship Shoal 349 "Mahogany" (operated, shelf, in the JV Drilling Program): The SS349 A-5ST was completed in July and began producing. The well targeted the 'Q' and 'P' sands and is currently producing around 2,000 Boe per day gross. This is the only well in the Mahogany field that is part of the JV Drilling Program.

Ship Shoal 349 "Mahogany" (operated, shelf, 100% working interest): Once the rig at Mahogany completed the A-5 ST well the rig skid over to begin drilling the A-19 well. The well is targeting a number of field pay sands in our Mahogany field.

Viosca Knoll 823 "Virgo" (operated, shelf, in JV Drilling Program): The A-10 ST well was completed and brought on line in April 2018. The platform rig was skid and commenced drilling the A-12 well (that is in block VK779). This well is structurally higher and up dip to another well that has logged pay in a principal target sand. Following the A-12 well, the rig is expected to commence drilling the A-13 well.

Ewing Bank 910 Field Area (deepwater, in JV Drilling Program, non-operated well): In mid-May, a rig spud and is currently drilling the ST 320 A-2 well from the South Timbalier 311 Platform that is all part of the Ewing Bank 910 field. Following the A-2 well operations, the rig is then expected to drill the ST320 A-3 well. We believe both of these wells are low-risk exploration opportunities with multiple stacked pay sands. Assuming success, these wells are expected to be brought on line quickly via existing infrastructure and pipelines.

Well Recompletions and Workovers: During the second quarter of 2018 we performed one recompletion that added approximately 261 Boe per day of initial production and six workovers that added approximately 2,743 Boe per day of initial production.

Third Quarter and Full Year 2018 Production and Expense Guidance

Our guidance for the third quarter and full year 2018 in the table below represents the Company's best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Forward-Looking Statements".

	Third Quarter	Full Year
Production	2018	2018

Oil and NGL's (MMBbls)	1.9 - 2.1	7.8 - 8.6

Natural Gas (Bcf)	7.2 - 8.0	32.2 - 35.6

Total (Bcfe)	18.5 - 20.4	79.0 - 87.4

Total (MMBoe)	3.1 - 3.4	13.2 - 14.6

Operating Expenses	Third Quarter	Full Year
($ in millions)	2018	2018

Lease operating expenses	$43 - $47	$159 - $176

Gathering, transportation & production taxes	$6 - $7	$23 - $26

General and administrative	$14 - $16	$56 - $62

Income tax rate benefit		0%

Conference Call Information: W&T will hold a conference call to discuss our financial and operational results on Thursday, August 2, 2018, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To participate, dial 412-902-0030 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company's website at www.wtoffshore.com. A replay of the conference call will be available after the call until August 9, 2018, and may be accessed by calling 201-612-7415 and using the passcode 13681585#.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 48 producing fields in federal and state waters and has under lease approximately 650,000 gross acres, including approximately 440,000 gross acres on the Gulf of Mexico Shelf and approximately 210,000 gross acres in the deepwater. A majority of the Company's daily production is derived from wells it operates. For more information on W&T Offshore, please visit the Company's website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore's Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(In thousands, except per share data)

Revenues:
Oil	$116,618	$85,622	$213,924	$170,593
NGLs	8,734	7,054	18,394	15,796
Natural gas	22,977	29,258	48,844	59,016
Other	1,283	1,389	2,663	2,311
Total revenues	149,612	123,323	283,825	247,716

Operating costs and expenses:
Lease operating expenses	35,582	31,519	72,425	71,683
Gathering, transportation costs and production taxes	5,367	5,767	10,879	12,491
Depreciation, depletion, amortization and accretion	39,757	40,364	77,838	80,354
General and administrative expenses	14,220	16,474	29,258	29,748
Derivative (gain) loss	6,219	(3,689)	6,219	(7,644)
Total costs and expenses	101,145	90,435	196,619	186,632
Operating income	48,467	32,888	87,206	61,084

Interest expense	12,147	11,436	23,470	22,730
Gain on exchange of debt	-	8,056	-	7,811
Other (income) expense, net	125	5,168	(208)	5,114
Income before income tax expense (benefit)	36,195	24,340	63,944	41,051
Income tax expense (benefit)	112	(8,975)	221	(16,563)
Net income	$36,083	$33,315	$63,723	$57,614

Basic and diluted earnings per common share	$0.25	$0.23	$0.44	$0.40

Weighted average common shares outstanding	138,929	137,552	138,892	137,533

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Three Months Ended
	June 30,			Variance
	2018	2017	Variance	Percentage(2)
Net sales volumes:
Oil (MBbls)	1,738	1,923	(185)	-9.6%
NGL (MBbls)	316	351	(35)	-10.0%
Oil and NGLs (MBbls)	2,055	2,272	(217)	-9.6%
Natural gas (MMcf)	8,186	9,890	(1,704)	-17.2%
Total oil and natural gas (MBoe) (1)	3,419	3,921	(502)	-12.8%
Total oil and natural gas (MMcfe) (1)	20,514	23,524	(3,010)	-12.8%

Average daily equivalent sales (Boe/d)	37.6	43.1	(5.5)	-12.8%
Average daily equivalent sales (MMcfe/d)	225.4	258.5	(33.1)	-12.8%

Average realized sales prices:
Oil ($/Bbl)	$67.09	$44.54	$22.55	50.6%
NGLs ($/Bbl)	27.61	20.15	7.46	37.0%
Oil and NGLs ($/Bbl)	61.01	40.78	20.23	49.6%
Natural gas ($/Mcf)	2.81	2.96	(0.15)	-5.1%
Barrel of oil equivalent ($/Boe)	43.38	31.10	12.28	39.5%
Natural gas equivalent ($/Mcfe)	7.23	5.18	2.05	39.6%

Average per Boe ($/Boe):
Lease operating expenses	$10.41	$8.04	$2.37	29.5%
Gathering and transportation costs and production taxes	1.57	1.47	0.10	6.8%
Depreciation, depletion, amortization and accretion	11.63	10.29	1.34	13.0%
General and administrative expenses	4.16	4.20	(0.04)	-1.0%

Average per Mcfe ($/Mcfe):
Lease operating expenses	$1.73	$1.34	$0.39	29.1%
Gathering and transportation costs and production taxes	0.26	0.25	0.01	4.0%
Depreciation, depletion, amortization and accretion	1.94	1.72	0.22	12.8%
General and administrative expenses	0.69	0.70	(0.01)	-1.4%

(1) MMcfe and MBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding).  The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

(2) Variance percentages are calculated using rounded figures and may result in slightly different figures for comparable data.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2018	2017
	(In thousands, except
	share data)
Assets
Current assets:
Cash and cash equivalents	$129,440	$99,058
Receivables:
Oil and natural gas sales	52,073	45,443
Joint interest	19,366	19,754
Income taxes	65,240	13,006
Total receivables	136,679	78,203
Prepaid expenses and other assets	20,470	13,419
Total current assets	286,589	190,680

Property and equipment	8,189,495	8,123,875
Less accumulated depreciation, depletion and amortization	7,613,422	7,544,859
Net property and equipment	576,073	579,016
Restricted deposits for asset retirement obligations	26,072	25,394
Income tax receivables	-	52,097
Other assets	69,418	60,393
Total assets	$958,152	$907,580

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$46,464	$83,665
Undistributed oil and natural gas proceeds	22,649	20,129
Asset retirement obligations	27,923	23,613
Current maturities of long-term debt:
Principal	189,829	-
Carrying value adjustments	34,917	22,925
Total current maturities of long-term debt	224,746	22,925
Accrued liabilities	20,505	17,930
Total current liabilities	342,287	168,262
Long-term debt:
Principal	713,365	889,790
Carrying value adjustments	47,605	79,337
Long-term debt, less current portion - carrying value	760,970	969,127

Asset retirement obligations, less current portion	289,297	276,833
Other liabilities	73,007	66,866
Commitments and contingencies	-	-
Shareholders' deficit:
Common stock, $0.00001 par value; 200,000,000 shares authorized; 142,022,971issued and 139,153,798 outstanding at June 30, 2018; 141,960,462 issued and139,091,289 outstanding at December 31, 2017	1	1
Additional paid-in capital	548,196	545,820
Retained earnings (deficit)	(1,031,439)	(1,095,162)
Treasury stock, at cost	(24,167)	(24,167)
Total shareholders' deficit	(507,409)	(573,508)
Total liabilities and shareholders' deficit	$958,152	$907,580

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30,
	2018	2017
	(In thousands)

Operating activities:
Net Income	$63,723	$57,614
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	77,838	80,354
Gain on exchange of debt	-	(7,811)
Amortization of debt items and other items	1,126	836
Share-based compensation	2,434	3,466
Derivative (gain) loss	6,219	(7,644)
Cash receipts (payments) on derivative settlements, net	(1,149)	2,208
Deferred income taxes	221	212
Changes in operating assets and liabilities:
Oil and natural gas receivables	(6,630)	3,675
Joint interest receivables	251	1,965
Insurance reimbursements	-	30,100
Income taxes	(138)	(16,960)
Prepaid expenses and other assets	(14,323)	(3,575)
Escrow deposit - Apache lawsuit	-	(49,500)
Asset retirement obligation settlements	(12,124)	(36,021)
Accounts payable, accrued liabilities and other	(2,256)	6,666
Net cash provided by operating activities	115,192	65,585

Investing activities:
Investment in oil and natural gas properties and equipment	(31,803)	(43,800)
Changes in operating assets and liabilities associated with investing activities	(29,330)	(827)
Acquisition of property interest	(16,617)	-
Purchases of furniture, fixtures and other	-	(853)
Net cash used in investing activities	(77,750)	(45,480)

Financing activities:
Payment of interest on 1.5 Lien Term Loan	(4,114)	(4,113)
Payment of interest on 2nd Lien PIK Toggle Notes	(2,920)	(7,335)
Payment of interest on 3rd Lien PIK Toggle Notes	-	(6,201)
Other	(26)	(372)
Net cash used in financing activities	(7,060)	(18,021)
Increase in cash and cash equivalents	30,382	2,084
Cash and cash equivalents, beginning of period	99,058	70,236
Cash and cash equivalents, end of period	$129,440	$72,320

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are "Net Income Excluding Special Items," "EBITDA" and "Adjusted EBITDA." Our management uses these non-GAAP financial measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Net Income Excluding Special Items

"Net Income Excluding Special Items" does not include the unrealized commodity derivative (gain) loss, default in payment by joint interest partners, gain on exchange of debt, lawsuits and settlements, and penalties, litigation and related interest and associated income tax adjustments. Net Income Excluding Special Items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(In thousands, except per share amounts)
	(Unaudited)

Net income	$36,083	$33,315	$63,723	$57,614
Unrealized commodity derivative (gain) loss	5,070	(2,194)	5,070	(5,436)
Default in payment by joint interest partners	201	270	543	475
Gain on exchange of debt	-	(8,056)	-	(7,811)
Apache lawsuit	-	6,285	-	6,285
EC 321 settlement	-	(1,109)	-	(1,109)
Penalties, litigation and related interest	579	1,289	579	1,820
Income tax adjustment for the items above	(18)	1,297	(19)	2,328
Net income excluding special items	$41,915	$31,097	$69,896	$54,166

Basic and diluted income per common share, excluding special items	$0.29	$0.22	$0.48	$0.38

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income plus income tax expense (benefit), net interest expense, and depreciation, depletion, amortization. Adjusted EBITDA excludes the unrealized commodity derivative (gain) loss, default in payment by joint interest partners, gain on exchange of debt, lawsuits and settlements, and civil penalties and other litigation. We believe the presentation of EBITDA and Adjusted EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures. We believe this presentation is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenues.

The following table presents a reconciliation of our net income to EBITDA and Adjusted EBITDA along with our Adjusted EBITDA margin.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(In thousands)
	(Unaudited)

Net income	$36,083	$33,315	$63,723	$57,614
Income tax expense (benefit)	112	(8,975)	221	(16,563)
Net interest expense	12,272	11,429	23,262	22,718
Depreciation, depletion, amortization and accretion	39,757	40,364	77,838	80,354
EBITDA	88,224	76,133	165,044	144,123

Adjustments:
Unrealized commodity derivative (gain) loss	5,070	(2,194)	5,070	(5,436)
Default in payment by joint interest partners	201	270	543	475
Gain on exchange of debt	-	(8,056)	-	(7,811)
Apache lawsuit	-	6,285	-	6,285
EC 321 settlement	-	(1,109)	-	(1,109)
Civil penalties and other litigation	(194)	1,289	(194)	1,820
Adjusted EBITDA	$93,301	$72,618	$170,463	$138,347

Adjusted EBITDA Margin	62%	59%	60%	56%

CONTACT:	Lisa Elliott	Danny Gibbons
	Dennard Lascar Investor Relations	SVP & CFO
	lelliott@dennardlascar.com	investorrelations@wtoffshore.com
	713-529-6600	713-624-7326